EXHIBIT 5.1

[ORACLE LETTERHEAD]

May 20, 2008

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 20, 2008, in connection with the registration under the Securities Act of 1933, as amended, of 34,492,931 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of January 16, 2008 (the “Merger Agreement”), by and among the Company, BEA Systems, Inc. (“BEA”) and Bronco Acquisition Corporation. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of BEA under the BEA Systems, Inc. 1995 Flexible Stock Incentive Plan, BEA Systems, Inc. 1997 Stock Incentive Plan, BEA Systems, Inc. 2000 Non-Qualified Stock Incentive Plan, BEA Systems, Inc. 2006 Stock Incentive Plan, The Theory Center Amended and Restated 1999 Stock Option/Stock Issuance Plan, Plumtree Software, Inc. 1997 Equity Incentive Plan and Plumtree Software, Inc. 2002 Stock Option Plan (each, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ Brady Mickelsen
Brady Mickelsen
Vice President, Associate General Counsel and Assistant Secretary